PROSPECTUS and                  PRICING SUPPLEMENT NO. 4
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM ET
Dated 14 October 2005           Dated 4 April 2006
CUSIP: 24422EQA0                Commission File No.: 333-128071
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $7,570,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.



Principal Amount:                 $300,000,000

Issue Price:                      99.805% plus accrued
                                  interest from April 7,
                                  2006 if settlement occurs
                                  after that date

Date of Issue:                    April 7, 2006

Maturity Date:                    April 7, 2010

Interest Payment Dates:           April and October 7 of
                                  each year commencing
                                  on October 10, 2006 and
                                  ending at Maturity

Interest Rate:                    5.400% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Credit Suisse    $ 105,000,000
                                  (USA) LLC
                                 Deutsche Bank    $ 105,000,000
                                  Securities Inc.
                                 HSBC Securities  $  30,000,000
                                  (USA) Inc.
                                 Santander        $  30,000,000
                                  Investment Services Inc.
                                 TD Securities    $  30,000,000
                                  (USA) LLC
                                 Total            $ 300,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.48%


Credit Suisse (USA) LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Santander Investment Services Inc.
TD Securities (USA) LLC

Credit Suisse (USA) LLC and
Deutsche Bank Securities Inc. are
acting as Joint Book-Running
Managers.